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                                                         Exhibit 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios


                                                  Three Months Ended
                                                       March 31
                                                  ------------------
                                                     2000       1999
                                                    -----      -----
                                              (In millions, except ratios)

EARNINGS:
Income from continuing operations
 before income taxes and cumulative
  effect of accounting change                        $538       $263
Add: fixed charges                                     40         37
                                                    -----      -----
    Income, as adjusted                              $578       $300
                                                    =====      =====

FIXED CHARGES AND PREFERRED DIVIDENDS:
Interest expense and amortization                     $26        $22
Dividends on preferred capital securities               8          9
Rental expense (1)                                      6          6
                                                    -----      -----
    Total fixed charges                               $40        $37

Preferred stock dividend requirements                   3          4
                                                    -----      -----
    Total fixed charges and
     preferred stock dividend requirements            $43        $41
                                                    =====      =====


Ratio of earnings to fixed charges                  14.58       8.02
                                                    =====      =====
Ratio of earnings to combined fixed
 charges and preferred stock
 dividend requirements                              13.30       7.22
                                                    =====      =====


(1) Interest portion deemed implicit in total rent expense.